Exhibit 99.1

Item 3. Legal Proceedings

The Company is a party to various legal proceedings and administrative actions that are incidental to its operations. These proceedings include personal injury cases (about 203 of which the Company was aware at May 17, 2004) in which the Company is one of many defendants, eight of which are scheduled to go to trial in 2004.

Electricians have filed a majority of these cases, primarily in New Jersey and Pennsylvania. Plaintiffs in these cases generally seek compensatory, special and punitive damages. As of May 17, 2004, in 28 of these cases, plaintiffs generally allege only damages in excess of some dollar amount (i.e., in one case, not less than $15,000 and in the other cases, not less than $50,000). In 170 of these cases, plaintiffs generally do not allege a specific damage demand. As to the other 5 cases, the plaintiffs generally allege monetary damages for a specified amount, the largest amount claimed being $10 million compensatory and $10 million punitive damages (which has been asserted in two of these cases). In none of these cases do plaintiffs allege claims for specific dollar amounts as to any defendant. Based on the Company’s experience in such litigation, the amounts pleaded in the complaints are not typically meaningful as an indicator of the Company’s ultimate liability.

Typically in these cases, the claimant alleges injury from alleged exposure to heat-resistant asbestos fiber, which was usually encapsulated or embedded and lacquer-coated or covered by another material. Exposure to the fiber would have occurred, if at all, while stripping (cutting) the wire or cable that had such fiber. It is alleged by claimants that exposure to the fiber may result in respiratory illness. Generally, stripping was done to repair or to attach a connector to the wire or cable. Alleged predecessors of the Company had a small number of products that contained the fiber, but ceased production of such products more than fifteen years ago.

Through May 17, 2004, the Company had been dismissed in approximately 50 similar cases without any going to trial or any payment to the claimant. These cases were dismissed primarily because the claimants could not show any injury, or could not show that injury was caused from exposure to products of alleged predecessors of the Company. Some of these cases were dismissed with prejudice (i.e., without the right to refile the case). Only one case has involved a settlement, with the Company paying $1,275 and two of its insurers paying the remainder. The Company has insurance that it believes should cover a significant portion of any defense, settlement or judgment costs borne by the Company in these types of cases and, under an agreement with the Company, two insurance carriers are paying 83% of the defense costs in these types of cases and defense costs do not erode their policy limits.

The Company vigorously defends these cases. As a separate matter, liability for any such injury generally should be allocated among all defendants in such cases in accordance with applicable law. From 1996 through May 17, 2004, the total amount of litigation costs paid by the Company for all cases of this nature was approximately $181,676. In the opinion of the Company’s management, the proceedings and actions in which the Company is involved should not, individually or in the aggregate, have a material adverse effect on the Company’s results of operations or financial condition.

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